                                                                   EXHIBIT 10.11

            Contract Review Permanent Legislative Oversight Committee
                               Alabama State House
                            Montgomery, Alabama 36130
                             CONTRACT REVIEW REPORT
               (Separate review report required for each contract)

Name of State Agency: Alabama Department of Corrections
Name of Contractor: Prison Health Services, Inc.

Suite 200, 105 West Park Drive,                      Brentwood, TN   37027
Contractor's Physical Street Address (No P.O. Box)      City/ST       Zip

Is contractor registered with the Alabama Secretary of State to do business as a
corporation in Alabama? YES   X   NO      If YES, in what state is the
                            -----    ----
Contractor incorporated? Delaware

Is Act 2001-955 Disclosure Form Included with this Contract? YES   X   NO
                                                                 -----    -----

Was a Lobbyist/Consultant Used to Secure this Contract? YES   X   NO
                                                            -----    -----
If Yes, Give Name: The Bloom Group

Contract Number: 04C005016
Contract/Amended Total: $143M (estimate if necessary)
% State Funds: 100% Federal Funds: ___________%  Other Funds: ___________**
**please Specify Source of Other Funds (Fees, Grants, etc.) ______________

Date Contract Effective: Upon signature of Governor Date Contract Ends: 3 years
Type of Contract: NEW:   XX   RENEWAL: ______  AMENDMENT: ________
                       -----

     If AMENDMENT, Complete A through C

     [A]  Original contract total               $_______________

     [B]  Amended total prior to this amendment $_______________

     [C]  Amended total after this amendment    $_______________

Was Contract Secured Through Bid Process? YES       NO   X
                                              -----    -----
Was Contract Secured Through RFP Process? YES   XX  NO
                                              -----    -----

Summary of Contract Services to be Provided: Provide medical care and treatment to State inmates

Why Contract Necessary: To discharge State's duty to provide medical care and treatment to State inmates.

I certify that the above information is correct.


/s/ Donal Campbell                      /s/ Jean Byassee
-------------------------------------   ----------------------------------------
Signature of Agency Head                Signature of Contractor


Donal Campbell, Commissioner            Jean Byassee
-------------------------------------   ----------------------------------------
Printed Name                            Printed Name

Agency Contact:                         Phone:
                ---------------------          ---------------------------------

Revised 11/07/02


/s/ Kay P. Hope
Notary Public
My comm. expires 3/31/04

12/1/03

                            HEALTH SERVICES AGREEMENT

     THIS AGREEMENT between Alabama Department of Corrections, (hereinafter referred to as the "ADOC"), and Prison Health Services, Inc., a Delaware corporation, (hereinafter referred to as "PHS"), is entered into as of the ____ day of ______________ 2003. Services under this Agreement shall commence on November 3, 2003, and shall continue in accordance with Section 7.1.

                                   WITNESSETH:

     WHEREAS, the ADOC is charged by law with the responsibility for obtaining and providing reasonably necessary health care for inmates at Alexander City Work Release Center, Atmore Work Release Center, Bibb Correctional Facility, Birmingham Work Release Center, Bullock Correctional Facility, Bullock Work Release Center, Camden Work Release Center, Childersburg WR/Boot Camp, Decatur Work Release Center, Donaldson Correctional Facility, Draper Correctional Facility, Easterling Correctional Facility, Elba Work Release Center, Elmore Correctional Facility, Farquhar Cattle Ranch, Fountain Correctional Facility, Frank Lee Youth Center, Hamilton Aged & Infirmed, Hamilton Work Release Center, Holman Correctional Facility, J.O. Davis Correctional Facility, Kilby Correctional Facility, Limestone Correctional Facility, Loxley Work Release/Community Work Center, Mobile Work Release Center, Montgomery Work Release Center, Red Eagle Honor Farm, St. Clair Correctional Facility, Staton Correctional Facility, Tutwiler Prison for Women, Tutwiler Annex (Edwina Mitchell), Ventress Correctional Facility (hereinafter called "Facilities"); and

     WHEREAS, the ADOC desires to provide for health care to inmates in accordance with applicable law; and

     WHEREAS, the ADOC, which receives funding as approved by the State of Alabama for the Facilities, desires to enter into this Agreement with PHS to promote this objective; and

     WHEREAS, PHS is in the business of providing correctional health care services and desires to provide such services for the DOC under the terms and conditions hereof,

     NOW, THEREFORE, in consideration of the covenants and promises hereinafter made, the parties hereto agree as follows:

                         ARTICLE I: HEALTH CARE SERVICES

     1.1 General Engagement. The ADOC hereby contracts with PHS to provide for the delivery of reasonable and necessary health care as set forth herein to individuals under the physical custody and control of the ADOC and housed within the Facilities, unless otherwise excluded herein, and PHS enters into this Agreement according to the terms and provisions hereof.

     1.2 Scope of General Services. The responsibility of PHS to deliver the health care set forth herein to an inmate commences with the intake and physical placement of said inmate into one of the Facilities. PHS shall provide the health care and medical management services set forth in the ADOC Request for Proposal ("RFP"), PHS' proposal dated September 10, 2003 and subsequent letters dated September 26, 2003 and October 6, 2003 all of these documents are incorporated herein and made part hereof by reference, and such services being provided in accordance with the Performance-Based Standards for Correctional Healthcare in Adult Correctional Institutions, American Correctional Association
(ACA), and the National Commission on Correctional Health Care (NCCHC), subject to the terms of this Agreement. In the event of an inconsistency or conflict between this Agreement, the Alabama Department of Corrections' Request for Proposal No. 5-03 (RFP), the PHS proposal dated September 10, 2003 (Proposal), and the PHS letters dated September 26, 2003 and October 6, 2003, the order of control shall be: 1) this Agreement, 2) the RFP subject to PHS' exceptions 3) the letter of October 6, 2003, 4) the letter of September 26, 2003, and 5) the Proposal.

     Additionally, staff employed by the ADOC at any one of the Facilities shah be provided first aid within that facility for emergency injuries and/or illnesses upon request of the ADOC.

     1.3 Annual Aggregate Limit. PHS shall be responsible for all medical related costs as required under this Agreement subject to an annual aggregate limit, as set forth below, for all off-site services and pharmacy services, and as otherwise limited in the Agreement. Cost to be applied to the annual aggregate limit for off-site and pharmacy expenses shall include, but not be limited to: hospitalizations, emergency room visits, all emergency transportation expenses, off-site and mobile surgery services, outpatient consultants, specialist fees, off-site and on-site dialysis treatment, off-site diagnostic procedures, all formulary and over the counter medications (OTC), all nonformulary medications, psychotropic medications, HTV+ medications, HCV medications, back-up pharmacy expenses, courier service cost as applicable only for back-up pharmacy services, and the pharmacy management fee as outlined below.

     A management fee per prescription will be applied to the aggregate limit. The management fee shall cover all dispensing, administrative, clinical support, disposal/destruction of expired medication and shipping fees associated with each prescription dispensed. The management fee (also referred to as a "dispensing fee") per prescription shall be $3.40 for the initial eighteen (18) months of the agreement. At the end of this initial eighteen (18) months the parties shall review the management fee in conjunction with pharmacy trends, including CPI and PHS' actual data and make reasonably appropriate and mutually agreeable adjustments for the next eighteen (18) months.

     All medications utilized in the treatment of an ADOC inmate will be applied to the annual aggregate limits at PHS' pharmacy provider's Wholesale Acquisition Cost. Original pharmaceutical manufacturers invoice will be made available for ADOC upon request for audit and compliance purposes.

     Medications that are patient specific and are approved by the laws and statutes of the State of Alabama, the Alabama Board of Pharmacy, and the Federal Food and Drug Administration as eligible for return and reuse will be credited back to the aggregate limit at a rate of 100% of the original acquisition cost to the ADOC.

     If annual off-site services and pharmacy services costs are less than the annual aggregate limit, then 80% of the savings shall be refunded to the ADOC and PHS shall retain 20%. If annual off-site services and pharmacy services costs are greater than the annual aggregate limit, PHS and the ADOC shall each share these excess costs on a 50/50 basis up the defined annual aggregate total, which is set forth below. The ADOC shall be responsible for all costs in excess of the annual aggregate total. In the event this Agreement should terminate prior to the end of the then current contract period, the annual aggregate will be prorated accordingly based on the fractional portion of the total contract period during which PHS actually provided services.

ANNUAL AGGREGATE LIMIT   ANNUAL AGGREGATE TOTAL
----------------------   ----------------------
Year One $11,500,000           $15,500,000
Year Two $12,075,000           $16,275,000
Year Three $12,650,000         $17,050,000

     1.4 Reconciliation of Aggregate Caps. In order to manage monthly working capital requirements, which tend to vary as a result of utilization trends, the parties shall perform a quarterly reconciliation of the annual aggregate based on a cumulative year-to-date estimate reflecting incurred expenditures under annual aggregate.

1st Quarter   3/12th of the aggregate cap
2nd Quarter   6/12th of the aggregate cap
3rd Quarter   9/12th of the aggregate cap
4th Quarter   Full aggregate limit

     PHS shall provide quarterly documentation to support expenditures, which shall include but not be limited to, reports, and copies of bills as are available, invoices, and checks issued. Any adjustments, based upon such quarterly documentation, shall be applied to the subsequent month's invoice in the form of a credit to the ADOC or as additional reimbursement to PHS. PHS will provide a final reconciliation within 120 days from the end of the annual term. The yearly reconciliation shall take into account the impact of all prior quarterly reconciliations. Adjustments shall be applied to either the subsequent month's invoice in the form of a credit to the ADOC or additional reimbursement to PHS. Should there be no subsequent month's invoice; adjustments shall be in the form of a payment to the ADOC or as additional reimbursement to PHS.

     1.5 Psychotropic Medications. PHS shall procure, package and deliver psychotropic medications as prescribed by both PHS physicians and the ADOC's mental health provider. The costs for psychotropic medications includes the medication cost at Wholesale Acquisition Cost (WAC), and a management fee per prescription of $3.40, subject to section 1.3 ("Psychotropic Cost"). Psychotropic medications prescribed by PHS physicians and the Psychotropic Cost are included in the annual base price set forth in section 9.1, which costs shall be applied toward the corresponding annual aggregate set forth in section 1.3

     Psychotropic medications prescribed by the ADOC's mental health provider and the Psychotropic Cost are not included in the annual base price set forth in section 9.1. PHS shall separately track all Psychotropic medications prescribed by the ADOC mental health provider, along with Psychotropic Cost, and regularly report this information to the ADOC. The ADOC shall pay PHS for all of these Psychotropic Costs, such payment being in addition to the annual base price set forth in section 9.1. Payment shall be made twice monthly (on the 15th and last day of each month as set forth in section 9.1, base compensation payment). PHS shall provide the ADOC, on a monthly basis, a listing of such psychotropic medications as prescribed by the mental health staff.

     1.6 Exceptions to Health Care.

     a. PHS will not be financially responsible for any costs incurred after an inmate is released from the ADOC's physical custody.

     b. PHS will not be financially responsible for any care provided without their prior knowledge and approval, except in the event of emergency situations wherein such notification and approval is not practicable or constitutes a risk to the safety and well-being of the patient. In the event of such emergency, PHS staff will be notified as soon as practicable.

     c. PHS shall not be responsible for the costs or furnishing of any abortions unless medically necessary.

     d. PHS will not be responsible for obtaining samples, which are forensic in nature, unless required by state law or pursuant to court order.

     1.7 Inmates Outside the Facilities. Health care services are intended only for those inmates in the actual physical custody of one of the Facilities. This includes inmates under guard in outside hospitals and whose care PHS is managing. Such inmates will be included in the resident daily population count. No other inmates, including, but not limited to, those in outside hospitals who are not under guard, shall be the responsibility of PHS, nor shall such inmates be included in the resident daily population count.

     Inmates on any sort of temporary release, including, but not limited to, inmates temporarily released for the purpose of attending funerals or other family emergencies, inmates on escape status, inmates on pass, parole or supervised custody who do not sleep in one of the Facilities at night, will not be included in the daily population count, and will not be the responsibility of PHS with respect to the payment or furnishing of health care services.

     Inmates in the custody of other penal jurisdictions for any reason are likewise excluded from the population count and are not the responsibility of PHS for the furnishing or payment of health care services.

     1.8 Elective Medical Care. PHS will not be responsible for providing elective medical care to inmates. For purposes of the Agreement, "elective medical care" means medical care which, if not provided, would not, in the opinion of PHS' Medical Director, cause the inmate's health to deteriorate or cause definite harm to the inmate's well being. Such decisions concerning medical care shall be consistent with general NCCHC standards. Any referral of inmates for elective medical care must be reviewed and approved by the ADOC prior to provision of such services. PHS will assist in arranging ADOC approved elective care, but PHS shall have no financial responsibility for such care. Any disagreement with respect to "elective medical care" may be subject to review by ADOC in consultation with PHS.

     1.9 Transportation Services. To the extent any inmate requires off-site nonemergency (i.e., non life-threatening) health care treatment including, but not limited to, hospitalization care and specialty services, the ADOC will, upon request by PHS, its agents, employees or contractors, provide transportation as reasonably available. When medically necessary, PHS shall arrange all emergency (i.e., life threatening) ambulance transportation of inmates.

                              ARTICLE II: PERSONNEL

     2.1 Staffing. PHS shall provide medical, technical and support personnel as necessary for the rendering of the health care services required under this Agreement. The chart attached as Exhibit A includes the agreed-upon staffing pattern necessary to provide the health care services required by the Facilities with a total inmate population as set forth in section 9.2.

     This staffing pattern in Exhibit A is based on the guaranteed average population levels as follows:

     -    25,500 year one

     -    27,000 year two and

     -    28,500 year three.

     Should the inmate population increase to a level greater than guaranteed average daily population on a monthly basis, PHS will charge a variable monthly rate as set for in section 9.2 below, to cover the incremental variable costs of providing services to this additional population (this monthly rate does not reflect any additional staffing costs which may become necessary if there are continuing and significant population increases at certain sites).

     2.2 Licensure, Certification and Registration of Personnel. All personnel provided or made available by PHS to render services hereunder shall be licensed, certified or registered, as appropriate, in their respective areas of expertise as required by applicable Alabama law.

     2.3 ADOC's Satisfaction with Health Care Personnel. If the ADOC becomes dissatisfied with any health care personnel provided by PHS hereunder, or by any independent contractor, subcontractors or assignee, PHS, in recognition of the sensitive nature of correctional services, shall, following receipt of written notice from the ADOC of the grounds for such dissatisfaction and in consideration of the reasons therefore, exercise its best efforts to resolve the problem. If the problem is not resolved satisfactorily to the ADOC, PHS shall remove or shall cause any independent contractor, subcontractor, or assignee to remove the individual about whom the DOC has expressed dissatisfaction. Should removal of an individual become necessary, PHS will be allowed reasonable time, not to exceed thirty (30) days, to find an acceptable replacement, without penalty or any prejudice to the interests of PHS.

     2.4 Use of Inmates in the Provision of Health Care Services. Inmates shall not be employed or otherwise engaged by either PHS or the ADOC in the direct rendering of any health care services. Upon prior written approval of the ADOC, inmates may be used in positions not involving the rendering of healthcare services directly to inmates.

     2.5 Subcontracting and Delegation. In order to discharge its obligations hereunder, PHS will engage certain health care professionals as independent contractors rather than as employees. The ADOC may request to approve such professionals, but approval will not be unreasonably withheld. Subject to the approval described above, the ADOC consents to such subcontracting or delegation. As the relationship between PHS and these health care professionals will be that of independent contractor, PHS will not be considered or deemed to be engaged in the practice of medicine or other professions practiced by these professionals. PHS will not exercise control over the manner or means by which these independent contractors perform their professional medical duties. However, PHS shall exercise administrative supervision over such professionals necessary to ensure the strict fulfillment of the obligations contained in this Agreement. For each agent and subcontractor, including all medical professionals, physicians, dentists and nurses performing duties as agents or independent contractors of PHS under this Agreement, PHS shall provide the ADOC proof, if requested, that there is in effect a professional liability or medical malpractice insurance policy, as the case may be, in an amount of at least one million dollars ($1,000,000) coverage per occurrence and three million dollars ($3,000,000) aggregate.

     2.6 Discrimination. During the performance of this Agreement, PHS, the ADOC, its employees, agents, subcontractors, and assignees agree as follows:

     (a) None will discriminate against any employee or applicant for employment because of race, religion, color, sex or national origin, except where religion, sex or national origin is a bona fide occupational qualification reasonably necessary to the normal operation of the contractor. Each will agree to post in conspicuous places, available to employees and applicants for employment, notices setting forth the provisions of this nondiscrimination clause.

     (b) In all solicitations or advertisements for employees, each will state that it is an equal opportunity employer.

     (c) Notices; advertisements and solicitations placed in accordance with federal law, rule or regulation shall be deemed sufficient for the purpose of meeting the requirements of this section.

     2.7 Training. All full-time contracted personnel shall be required to complete 16 hours of orientation to the ADOC provided by ADOC training personnel. Part-time and temporary contracted staff shall be required to complete 8 hours of orientation. Training hours shall be appropriately documented. Time spent in training shall be considered as on-duty time.

     2.8 Compliance With Rules. All contracted staff shall comply with applicable state, federal and local laws, regulations, court orders, administrative regulations, administrative directives, and policies and procedures of the ADOC and PHS, including amendments thereto. Violation of regulations, particularly those involving institutional security, may result in the personnel being denied access to the institution. In the event of personnel being denied access to the institution, PHS shall provide appropriate personnel to cover the position. Unless impracticable to do so for security or other valid reason, ADOC will provide PHS reasonable notice of such violations prior to denying such access to PHS personnel.

     2.9 Rejection of Personnel. The ADOC reserves the right to reject any PHS personnel, whether employees or subcontractors, whether employed now or in the future. Any such rejections shall be given to the Contractor in writing and shall not be unreasonably exercised by the ADOC. ADOC shall conduct background investigations, at ADOC's expense, on PHS employees and job applicants. In the event that ADOC rejects any PHS job applicant, employee or subcontractor, ADOC agrees to inform PHS, on a confidential basis, the reason for rejection. Due to the sensitive nature of the prison environment, PHS agrees that in the event the ADOC is dissatisfied with any of the personnel provided under this contract, the ADOC may deny such personnel access into the correctional facility. ADOC will give PHS written notice of the facts and reasons for such denial. PHS shall remove such personnel from the programs herein and cover the position within a reasonable time until an approved replacement is in place.

     2.10 TB Testing. All contract employees must receive an annual TB test or follow-up, if appropriate.

                   ARTICLE III: STANDARD AND SCOPE OF SERVICE

     3.1 Obligation of PHS. PHS' services shall be provided in accordance with the healthcare standards promulgated by the ACA and NCCHC and in accordance with the scope of services as specified in the RFP No. 5-03 dated May 23, 2003(Attached hereto as Exhibit B), including, but not limited to those requirements set forth in Sections 5.1 through 5.40, 6.1 through 6.10, 7.1, 8.5 and addendums 1 through 12, subject to any exceptions as filed by PHS.

                         ARTICLE IV: REPORTS AND RECORDS

     4.1 Medical Records. PHS shall cause and require to be maintained complete and accurate medical records for each inmate housed in any of the Facilities who has received health care services during the term of this Agreement. Each medical record will be maintained in accordance with applicable laws, NCCHC and ACA standards and the ADOC's policies and procedures. The medical records shall be kept separate from the inmate's confinement record. A complete legible copy of the applicable medical record shall be available at all times. A medical transfer sheet shall accompany each inmate who is transferred from any of the Facilities to another location for off-site services or transferred to another institution. Medical records shall be kept confidential. Subject to applicable law regarding confidentiality of such records, PHS shall comply with the ADOC's policy with regard to access by inmates and any of the Facilities' staff to medical records. No information contained in the medical records. shall be released by PHS except as provided by the ADOC's policy, by a court order; or otherwise in accordance with the applicable law. PHS shall, at its own cost, provide all medical records, forms, jackets, and other materials necessary to maintain the medical records. At the termination of this Agreement, all medical records shall be delivered to and remain with the ADOC. However, the ADOC shall provide PHS with reasonable ongoing access to all medical records even after the termination of this Agreement for the purposes of defending actual and threatened litigation. Inmate medical records are the property of the ADOC.

     4.2 Regular Reports by PHS to the ADOC. PHS shall provide to the ADOC, on a date and in a form mutually acceptable to PHS and the ADOC, monthly and annual reports relating to services rendered under this Agreement.

     4.3 Inmate Information. Subject to applicable law, in order to assist PHS in providing the best possible health care services to inmates, the ADOC will provide PHS with information pertaining to inmates that PHS and the ADOC mutually identify as reasonable and necessary for PHS to adequately perform its obligations hereunder.

     4.4 PHS Records Available to the ADOC with Limitations on Disclosure. PHS shall make available to the ADOC, at the ADOC's request, all records, documents and other papers relating to the direct delivery of health care services to inmates hereunder. The ADOC understands that many of the systems, methods, procedures, written materials and other controls employed by PHS in the performance of its obligations hereunder are proprietary in nature and will remain the property of PHS. Information concerning such may not, at any time, be used, distributed, copied or otherwise utilized by the ADOC, except in connection with the delivery of health care services hereunder, or as permitted or required by law, unless such disclosure is approved in advance, and in writing, by PHS.

     4.5 ADOC's Records Available to PHS with Limitations on Disclosure. During the term of this Agreement and for a reasonable time thereafter, the ADOC will provide PHS, at PHS' request, the ADOC's records relating to the provision of health care services to inmates as may be reasonably requested by PHS or as are pertinent to the investigation or defense of any claim related to PHS' conduct.. Consistent with applicable law, the ADOC will make available to PHS such records as are maintained by the ADOC, hospitals and other outside health care providers involved in the care or treatment of inmates (to the extent the ADOC has any control over those records) as PHS may reasonably request. Any such information provided by the ADOC to PHS that the ADOC considers confidential shall be kept confidential by PHS and shall not, except as may be required bylaw, be distributed to any third party without the prior written approval of the ADOC.

     4.6 HIPAA Compliance. PHS shall comply with all Health Insurance Portability and Accountability Act of 1996 (HIPAA) requirements relating to PHS' responsibilities under this Agreement.

                               ARTICLE V: SECURITY

     5.1 General. PHS and the ADOC understand that adequate security services are necessary for the safety of the agents, employees and subcontractors of PHS as well as for the security of inmates and ADOC's staff, consistent with the correctional setting. The ADOC will provide sufficient security to enable PHS to safely and adequately provide the health care services described in this Agreement. Nothing herein shall be construed to make the ADOC, his deputies or employees a guarantor of the safety of PHS employees, agents or subcontractors, including their employees.

     5.2 Loss of Equipment and Supplies. The ADOC shall not be liable for loss of or damage to equipment and supplies of PHS, its agents, employees or subcontractors unless such loss or damage was caused by the negligence of the ADOC or its employees.

     5.3 Security During Transportation Off-Site. The ADOC will provide security as necessary and appropriate in connection with the transportation of any inmate between any of the Facilities and any other location for off-site services as contemplated herein.

          ARTICLE VI: OFFICE SPACE, EQUIPMENT, INVENTORY AND SUPPLIES

     6.1 General. At each of the Facilities the ADOC agrees to provide PHS with office space, reasonable facilities to perform the services called for herein, equipment, utilities (including all local telephone costs, but excluding long distance telephone costs which PHS shall reimburse monthly to the ADOC). The ADOC will provide necessary maintenance and housekeeping of the office spaces and facilities. ADOC shall be responsible for providing substitute space should the designated facilities become unsafe for any reason.

     6.2 Delivery of Possession. The ADOC will continue to provide to PHS, beginning on the date of commencement of this Agreement, possession and control of all ADOC medical and office equipment and supplies in place at the Facilities health care units. At the termination of this or any subsequent Agreement, PHS will return to the ADOC possession and control of all supplies, medical and office equipment, in working order, reasonable wear and tear excepted, which were in place at the Facilities health care units prior to the commencement, of services under this Agreement.

     6.3 Maintenance and Replenishment. PHS will maintain all ADOC equipment necessary for the performance of this contract by PHS in working order during the term of this Agreement. If PHS requires additional equipment and instruments during the term of this Agreement, PHS shall first discuss such needs with the ADOC. PHS has budgeted up to $250,000 year one, $150,000 in year two and $150,000 in year three (this yearly amount referred to as the Aggregate Equipment Amount) toward purchase of such items. Once PHS has expended its Aggregate Equipment

Amount, the ADOC shall be responsible for paying any additional amounts. Similarly, if there is a remaining balance in the Aggregate Equipment Amount at year-end, this amount shall either be rebated to the ADOC or applied towards the following year's Aggregate Equipment Amount. Equipment purchased with funds from the Aggregate Equipment Amount shall belong to the ADOC. At the end of this Agreement, or upon termination thereof, ADOC shall be entitled to purchase any PHS equipment at PHS' actual cost or depreciated value, whichever shall be the lesser amount. Instruments, supplies, medications, and pharmaceutical supplies that are in place at the Facilities health care units shall become the property of the ADOC.

     6.4 General Maintenance Services. The ADOC will provide for each inmate receiving health care services the same services and facilities provided by the ADOC for all inmates at the Facilities including, but not limited to, daily housekeeping services, dietary services, building maintenance services, personal hygiene supplies and services, and linen supplies.

                 ARTICLE VII: TERM AND TERMINATION OF AGREEMENT

     7.1 Term. This Agreement shall commence at 12:01am on November 3, 2003. The initial term of this Agreement shall be through 11:59 pm on October 31, 2006, and may be extended for two (2) additional one (1) year terms, if mutually agreed to in writing and signed by both parties. Any extension must be agreed to no later than ninety (90) days prior to the termination of the then existing term.

     7.2 Termination. This Agreement may be terminated as otherwise provided in this Agreement or as follows:

     (a) Termination by Agreement. In the event that each of the parties mutually agrees in writing, this Agreement may be terminated on the terms and date stipulated therein.

     (b) Termination by Cancellation. The ADOC may cancel this Agreement if PHS fails to cure any breach after proper notification in accordance with this Agreement.

     (c) Annual Appropriations and Funding. ADOC and PHS agree that, in the event the Alabama State Legislature fails to provide the necessary appropriations for the performance of this Agreement, or in the event that such appropriations are exhausted prior to the expiration of the Agreement term, or in the event that the State General Fund Budget goes into proration and such proration causes insufficient funds to be available for the performance of this Agreement, PHS or ADOC may, at either party's option, be relieved of performance hereunder, upon thirty (30) days written notice.

     (d) Termination for Convenience. Notwithstanding any other provision to the contrary herein, either party hereto may terminate this Agreement upon the giving of ninety days' (90) written notice to the other party.

     (e) Option to Continue. In the event this Agreement is terminated for any cause or under any paragraph herein, PHS, at the option and request of the ADOC, shall continue to furnish an Administrator of the system, full-time, for thirty (30) days and, during this period, said Administrator shall assist the ADOC to continue to provide healthcare services to inmates. It shall be understood that PHS shall not be responsible for the care being provided in such circumstances. ADOC shall pay PHS the actual cost of such service plus eight percent (8%). The provisions of this paragraph shall not apply if ADOC contracts with another provider for healthcare services to inmates following termination of the Agreement.

     7.3 Responsibility for Inmate Health Care. Upon termination of this Agreement, all responsibility for providing health care services to all inmates, including inmates receiving health care services at sites outside the facilities, will be transferred from PHS to the ADOC.

                              ARTICLE VIII: DEFAULT

     8.1 Default by PHS: The following described events shall constitute a default by the PHS:

     (a) PHS shall violate any of the other terms, conditions or covenants to be performed or observed by PHS in this contract and fails to remedy the same within thirty (30) days after written notice thereof is given to PHS by the ADOC, or, if such default cannot reasonably cured within thirty (30) days, fails to commence to remedy the same and thereafter diligently pursue such remedy to completion as soon as practicable;

     (b) In the event that a petition in bankruptcy or for similar relief is filed by or' against PHS and, if filed against the PHS, the petition is not dismissed within sixty (60) days after the filing thereof, or in the event PHS is adjudged a bankrupt;

     (c) In the event that an assignment for the benefit of a creditor in connection with bankruptcy, receivership or other similar proceedings, is made by PHS;

     (d) In the event of the appointment of a receiver of PHS' property unless such receivership is dismissed within sixty (60) days after such appointment;

     (e) In the event that PHS fails to promptly notify ADOC of any substantial damage to any facility of which it is aware, and if such damage is caused by PHS or its agents, subcontractors, or employees, PHS fails to remedy such damage within a reasonable time; or

     (f) PHS, or any assignee or successor is dissolved or otherwise ceases to exist.

Upon the occurrence of any one or more of the events as described in this section, ADOC shall have the right to terminate this Agreement immediately upon giving written notice to PHS of such termination. Any and all rights and remedies in the event of such default shall be cumulative, in addition to, and without waiver of or in derogation of, any right or remedy given to the ADOC under any law now or hereafter in effect.

     8.2 Default by ADOC. The following described events shall constitute a default by ADOC:

     (a) ADOC shall fail to pay, within thirty (30) days after written notice and demand for payment thereof is given to ADOC by PHS, any amounts that DOC has agreed to pay pursuant to the terms of this Agreement;

     (b) ADOC shall violate any of the terms, conditions or covenants to be performed or observed by it in this Agreement and fails to remedy the same, within (30) days after written notice thereof is given to DOC by PHS, or if such default cannot reasonably be cured within thirty (30) days, fails to commence to remedy the same and thereafter diligently pursue such remedy to completion as soon as practicable;

     (c) ADOC fails, after twelve (12) hours written notice by PHS, to provide security services in accordance with paragraph 5.1 hereof or to move PHS's employees to a secure section of an institution (the word "institution" as used herein includes any designated institution or other facility where healthcare services are provided by PHS).

Upon the occurrence of any one or more of the events described in this section, PHS shall have the right to terminate this Agreement immediately upon giving written notice to ADOC of such termination. Any and all rights and remedies in the event of such default shall be cumulative, in addition to, and without waiver of or in derogations of, any right or remedy given to PHS under any law now or hereafter in effect.

          ARTICLE IX: COMPENSATION, ADJUSTMENTS AND LIQUIDATED DAMAGES

     9.1 Base Compensation and Payment. The ADOC will pay to PHS the annual base price, payable in equal semi-monthly installments as indicated below.

Year One     $44,244,471
Year Two     $47,371,380
Year Three   $51,039,930

     PHS will invoice the ADOC thirty (30) days in advance of the month of service. The ADOC agrees to pay PHS twice monthly. Payments shall be made on the l5th and last day of each month for services in arrears of the previous two weeks. Such invoice and payment shall be based on the average monthly inmate population set forth in section 9.2. There shall be monthly reconciliation of any staffing and average daily population per month adjustments from the prior month. In the event this Agreement should commence or terminate on a date other than the first or last day of any calendar month, compensation to PHS will be prorated accordingly for the shortened month.

     9.2 Increases in Inmate Population. The parties agree that an annual base price is calculated based upon the guaranteed average inmate monthly population
(AMP) of 25,500 in year one, 27,000 in year two and, 28,500 in year three. If the AMP is exceeded in any month, then the compensation payable to PHS by the ADOC shall be increased by a monthly rate for each inmate in excess of the base population (AMP) as follows:

     _    Year One: $16.63

     _    Year Two: $18.39

     _    Year Three: $20.41

     The AMP shall be determined and recorded by the ADOC. The ADOC shall regularly provide this information to PHS.

     This additional monthly rate is intended to reflect only those variable costs incurred due to instances of minor, short-term increases in the inmate population that result in the higher utilization of routine supplies and services. However, the additional monthly rate is not intended to provide for any additional fixed costs, such as new staffing positions, which might prove necessary if the inmate population grows significantly and if the population increase is sustained and/or specific to a small number of ADOC facilities. In such case, PHS and the ADOC shall review the existing staffing complement, determine mutually agreeable changes and adjust the contract price in order to continue to provide services to the increased number of inmates and maintain the quality of care.

     9.3 Inmates from Other Jurisdictions. Medical care rendered within any of the Facilities to inmates from other jurisdictions housed in any of the Facilities pursuant to contracts between the ADOC and such other jurisdictions will be the responsibility of PHS, as limited by Section 1.7. PHS will arrange for medical care that is not rendered in any of the Facilities, but PHS shall have no financial responsibility for such services rendered outside any of the Facilities.

     9.4 Changes in the Law, Standard of Care or Scope of Services. The prices in Sections 9.1 and 9.2 reflect the scope of services as outlined herein and the current community standard of care with regard to health care services. Should there be any change in or modification of inmate distribution or population, standards of care, scope of services, cost of goods or services, available workforce pool that results in material increase in costs, or if any statute, rule or regulation is passed or any order issued or any statute or guideline adopted materially increasing the cost to PHS of providing health care services hereunder, the increased costs related to such, change or modification are not covered in this Agreement and will be negotiated with the ADOC, provided, however, that if the parties are unable to agree on appropriate compensation, the parties will follow the dispute resolution procedures set forth in section 11.13, below

     9.5 Payment. If the ADOC fails to make any payment to PHS hereunder within fifteen (15) days following PHS' notice to the ADOC of non-payment, PHS, among any other rights and remedies pursuant to this Agreement or otherwise available at law or in equity, shall have the right to terminate this Agreement immediately. Failure to terminate this Agreement shall not waive any breach of this Agreement. A waiver of any breach of this Agreement shall not constitute a waiver of any future breaches of this Agreement, whether of a similar or dissimilar nature.

     9.6 Late Payments. The ADOC shall pay PHS interest on all undisputed payments hereunder that are not paid when due. Interest shall accrue from the date the original payment was due at the rate permitted by state law or one percent (1%) per month, whichever shall be the lesser amount, until the payment is made in full. The ADOC shall bear the costs of any legal or collection fees and expenses incurred by PHS in attempting to enforce ADOC's payment obligations hereunder.

     9.7 In the event the PHS shall fail to maintain agreed upon staffing levels or shall have been deficient in the performance of its duties, responsibilities or standards of care as required by this Agreement, the ADOC may make monetary payment adjustments and/or assess liquidated damages in accordance with Section
7.1 of the RFP No. 5-03 dated May 23, 2003, subject to exceptions as filed by PHS.

                    ARTICLE X: LIABILITY AND RISK MANAGEMENT

     10.1 Insurance. Prior to the start of this Agreement, PHS shall provide the ADOC with certificates of insurance, listing the ADOC as an additional insured. At all times during this Agreement, PHS shall maintain professional liability insurance covering PHS, its employees and its officers in the minimum amount of at least one million dollars ($1,000,000) per occurrence and three million dollars ($3,000,000) in the aggregate. PHS shall also maintain commercial general liability insurance in the minimum amount of at least one million dollars ($1,000,000) per occurrence and two million dollars ($2,000,000) in the aggregate. In the event that the coverage changes, PHS shall notify the ADOC in writing. PHS shall also notify the ADOC, in writing, of any reduction in policy amounts or cancellation of insurance coverage.

     10.2 Lawsuits. In the event that any lawsuit (whether frivolous or otherwise) is filed against either the ADOC, its employees, its elected officials, employees and agents based on or containing allegations concerning medical care of inmates or on the performance of PHS's employees, agents, subcontractors or assignees, the parties agree that PHS, its employees, agents, subcontractors, assignees or independent contractors, as the case may be, may be joined as parties defendant in any such lawsuit and shall be responsible for their own defense and any judgments rendered against them. Nothing herein shall prohibit any of the parties to this Agreement from joining the remaining parties hereto as defendants in lawsuits filed by third parties.

     10.3 Indemnification. PHS agrees to defend, indemnify and hold harmless the State of Alabama, ADOC, its officers, agents, servants and employees from any and all claims, actions, lawsuits, damages, judgments or liabilities of any kind whatsoever arising out of the operation and maintenance of the aforesaid program of health care services as conducted by PHS, PHS employees or agents, it being the express understanding of the parties hereto that PHS shall provide the actual health care services set forth herein, and have complete responsibility for such health care services provided by its employees or agents and any lawsuit arising solely out of such delivery of healthcare. The ADOC shall immediately notify PHS of any incident, claim or lawsuit of which the ADOC becomes aware and shall fully cooperate in the defense of such claim, but PHS shall retain sole control of the defense while the action is pending.

                            ARTICLE XI: MISCELLANEOUS

     11.1 Independent Contractor Status. The parties acknowledge that PHS is an independent contractor. Nothing in this Agreement is intended nor shall be construed to create an agency relationship, an employer/employee relationship, or a joint venture relationship among the parties.

     11.2 Assignment and Subcontracting. PHS shall not assign this Agreement to any other corporation without the express written consent of the ADOC, pursuant to Section 41-16-29, Code of Alabama (1975), which consent shall not be unreasonably withheld. Any such assignment or subcontract shall include the obligations contained in this Agreement. Any assignment or subcontract shall not relieve PHS of its independent obligation to provide the services and be bound by the requirements of this Agreement.

     11.3 Notice. Unless otherwise provided herein, all notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if sent by certified mail, return receipt requested, postage prepaid, and addressed to the appropriate party at the following address or to any other person at any other address as may be designated in writing by the parties:

               (a) DOC             Alabama Department of Corrections
                                   Commissioner's Office
                                   101 South Union St
                                   Montgomery, AL 36130

               (b) PHS             President
                                   Prison Health Services, Inc.
                                   105 Westpark Drive, Suite 200
                                   Brentwood, Tennessee 37027

                   With a copy to:
                                   General Counsel
                                   Prison Health Services
                                   105 West Park Drive, Suite 200
                                   Brentwood, Tennessee 37027

     Notices shall be effective upon receipt.

     11.4 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed according to, the laws of the State of Alabama, except as specifically noted.

     11.5 Entire Agreement. This Agreement constitutes the complete understanding and entire agreement between the parties with respect to the terms and conditions set forth herein, and is intended as a complete and exclusive statement of the promises, representations, negotiations, discussions and agreements that have been made in connection with the subject matter hereof and supersede all previous written or oral agreements and representations not specifically incorporated herein. No modifications or amendments to this Agreement shall be binding upon the parties unless the same is in writing and signed by the respective parties hereto. All prior negotiations, agreements and understandings with respect to the subject matter of this Agreement are superseded hereby.

     11.6 Amendment. This Agreement may be amended or revised only in writing and signed by all parties.

     11.7 Waiver of Breach. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision hereof.

     11.8 Other Contracts and Third-Party Beneficiaries. The parties agree that the ADOC shall take all reasonable steps necessary to insure availability of third party reimbursement. ADOC understands and agrees that if, during the course of' treatment of an inmate in the ADOC's Facilities, an outside payment source is identified for the inmate's care outside the ADOC's Facilities, the source of such outside care payment may be investigated by PHS and pursued if appropriately available under the laws of the state and the United States. The parties agree that they have not entered into this Agreement for the benefit of any third person or persons, and it is their express intention that the Agreement is intended to be for their respective benefit only and not for the benefit of others who might otherwise be deemed to constitute third-party beneficiaries hereof.

     11.9 Severability. In the event any provision of this Agreement is held to be unenforceable for any reason, the unenforceability thereof shall not affect the remainder of the Agreement, which shall remain in full force and effect and enforceable in accordance with its terms.

     11.10 Force Majeure. Neither party shall be held responsible for any delay or failure in performance (other than payment obligations) to the extent that such delay or failure is caused by fire, flood, hurricane, explosion, war, strike, labor action, terrorism, embargo, government regulation, riot, civil or military authority, act of God, acts or omissions of carriers or other similar causes beyond its control.

     11.11 Trial Duty. In the event PHS' personnel are required to devote time with regard to litigation or threatened litigation, by or on behalf of ADOC and/or at the request of DOC, such shall be part of their service time pursuant to this agreement.

     11.12 Performance Guaranty. PHS shall provide the performance guaranty, as set forth in the Proposal, in the amount of $3,000,000.

     11.13 Remedy and Alternative Dispute Resolution. It is agreed that the terms and commitments contained herein shall not be constituted as a debt of the State of Alabama in violation of Article I, Section 213 of the Constitution of Alabama of 1901, as amended by Amendment Number 26. It is further agreed that if any provision of this Agreement shall contravene any statute of Constitutional provision or amendment, either now in effect or which may, during the course of this Agreement, be enacted, then that conflicting provision in the contract, shall be deemed null and void. PHS's sole remedy for the settlement of any and all disputes arising under the terms of this Agreement are by Alabama Law limited to the filing of a claim with the Board of Adjustment for the State of Alabama.

     For any and all disputes arising under. the terms of this Agreement, the parties hereto agree, in compliance 'with the recommendation of the Governor and the Attorney General, when considering settlement of such disputes, to utilize appropriate forms of non-binding alternative dispute resolution including, but not limited to, mediation by and through the Attorney General's Office of Administrative hearings or where appropriate, private mediators. Either party may request mediation by providing the other party with thirty days (30) notice of their desire to mediate. If the parties cannot agree upon a mediator, then the parties will request the Alabama Bar Association to identify the names of mediators knowledgeable in contract and healthcare issues and to make a random selection of a mediator. The parties will share equally the cost of such mediation.

     11.14 Medical Advisory Committee. The Medical Advisory Committee of ADOC shall review and evaluate healthcare services provided by the Contractor in the designated institutions on a periodic basis or as deemed appropriate and necessary by the Committee or ADOC. PHS shall have representation at MAC meetings and shall provide any pertinent medical information necessary for the committee to review and evaluate the healthcare services provided by PHS. Said committee may conduct meetings, or portions of meetings, in Executive Session, during which PHS may not have representation. Minutes of all MAC meetings shall be provided to PHS promptly upon completion and on a routine basis. Minutes of any Executive Session may be provided to PHS at the discretion of the Medical Advisory Committee.

     11.15 Contract Monitor. In order to evaluate and insure that all applicable standards are being met and that PHS is in full compliance with terms and responsibilities contained in the Agreement, the ADOC may employ, at is discretion and at its expense, the services of a Contract Monitor. To the extent permitted by law, PHS shall provide the Contract Monitor ongoing, comprehensive, and expeditious access to all clinical files and all corporate files (to the extent that such files are related to the provision of healthcare services to inmates in the system) to include but not limited to, payroll records, on-site licensure certification records, physician billing, attendance records, sign-in sheets, hospital or other outside service invoices, or any other contract(s) entered into by PHS for the purposes of carrying out the requirements of the contract. The Contract Monitor shall perform, but is not limited to, the following responsibilities:

     (a) Review of service levels, quality of care, and administrative practices as specified in the Agreement;

     (b) Meet on a regular basis with PHS' representative(s) and ADOC to address Agreement issues;

     (c)  Assist in the development of future change requests as needed.

     (d) Review PHS documentation to ensure compliance with contractual obligations.

     (e) Review of PHS personnel work schedules, time sheets and wage forms to ensure compliance with staffing levels and contractual obligations.

     (f) Review of files, records, and reports pertinent to the provision of inmate healthcare services.

     (g) Review of medical billings to determine appropriateness to contract specifications and cost effectiveness to ADOC.

     (h) Review the collection of third party reimbursement of certain services, if any.

     (i) Conduct site visits, interviews, and inspections, announced or unannounced, as required to perform an ongoing healthcare services program; such shall not unreasonably interfere with PHS' provision of services under this Agreement. The Contract Monitor shall operate independently of PHS and shall be directly accountable to the ADOC. The Contract Monitor shall submit a monthly report of provider services and fulfillment of contractual obligations to the ADOC. The ADOC shall review these reports and notify the PHS' representative of the findings. Discrepancies and/or deficiencies in contracted services shall be assessed and adjusted according to the terms of the RFP, subject to exceptions filed by PHS. PHS shall submit a written response within' fifteen (15) calendar days to the ADOC detailing corrective actions. Failure to perform corrective action or meet contractual obligations within thirty (30) calendar days of notice shall constitute default of the Agreement.

     11.16 Inmate Medical Co-pay. ADOC Administrative Regulation 601 allows for the establishment of a co-pay program. ADOC shall charge inmates a co-pay for each primary visit initiated by the inmate to a facility sick call. Contractor shall be responsible for entering the chargeable visit, per ADOC guidelines, the co-pay program. The amount of such co-pay shall be determined by the ADOC.

     11.17 Public Information. PHS shall not publish any findings based upon data obtained from the operation of this contract without the prior written permission of' the ADOC, whose written consent shall not be unreasonably withheld. The ADOC may release without consent of PHS any document or data subject to release pursuant to the State of Alabama Open Records Act, requests by the State Legislature, or any other allied state agency.

     11.18 Research. No research projects involving inmates, other than projects limited to the use of information from records compiles in the ordinary delivery of inmate activities, shall be conducted without the prior written consent from the ADOC Commissioner's Office. The conditions under which the research is conducted shall be agreed upon by PHS and the DOC. Research shall be governed by applicable federal and state law and written guidelines. In every case, the written informed consent of each inmate who is a subject of a research project shall be obtained prior to the inmate's participation.

     11.19 Food Service Personnel. PHS, upon advanced request, shall provide the ADOC personnel with need-to-know information concerning the health status of prospective food service inmate personnel and shall conduct health clearance examinations for food service inmate personnel. An approved form shall be used to designate the status of the inmate.

     11.20 Immunization. PHS shall provide medical staff for the administration of vaccination and/or immunization in the general health plan for each inmate. ADOC shall provide vaccines, serums, etc. and apparatus for such administration.

     11.21 Accounts To Be Timely Paid. PHS shall ensure that a procedure is in place for timely payment of all of its accounts payable. Bill paying practices that reflect negatively on the ADOC shall require review by the ADOC. ADOC reserves the right to pay such bills which are over sixty (60) days past due and which are uncontested by PHS and to withhold such payments from the next semi-monthly payment due PHS.

                           ARTICLE XII: NEW FACILITIES

     12.1 It is understood by the parties that this contract applies only to the designated institutions. In the event the ADOC elects to add new facilities to the correctional system, PHS will be compensated at a rate to be mutually agreed upon by the parties.

     IN WITNESS WHEREOF, the parties have executed this Agreement in their official capacities with legal authority to do so.

ADOC                                    PRISON HEALTH SERVICES, INC.


By: /s/ Donal Campbell                  By: /s/ Trey Hartman
    ---------------------------------       ------------------------------------
Date: 12/10/03                          Date: 12/04/03

ATTEST: Kay P. Hope                     ATTEST:
        Notary                                  --------------------------------
        My Comm.
        Exp 3/31/04

                                        By: /s/ Richard D. Wright - President
-------------------------------------       ------------------------------------
                                            Officer of Corporation

Date:                                   Date: 12/4/03
      -------------------------------


/s/ Bob Riley
-------------------------------------
GOVERNOR of the State of Alabama


N/A
-------------------------------------
FINANCE DIRECTOR, State of Alabama

                                        (SEAL)


                                         Alabama Legislature

                                         /s/ Dianne Harper
                                         -------------------
                                         04C005016

                                State of Alabama

(STAMP)                       Disclosure Statement

                           (Required by Act 2001-955)

ENTITY COMPLETING FORM
Prison Health Services, Inc.

ADDRESS
105 Westpark Drive, Suite 200

CITY, STATE, ZIP    TELEPHONE NUMBER
Brentwood TN 37209   (615) 373-3100

STATE AGENCY/DEPARTMENT THAT WILL RECEIVE GOODS, SERVICES, OR IS RESPONSIBLE FOR GRANT AWARD
Department of Corrections

ADDRESS
______________________________________________________________________________

CITY. STATE. ZIP           TELEPHONE NUMBER
________________________    (____________)

This form is provided with:

[X] Contract [ ] Proposal [ ] Request for Proposal [ ] Invitation to Bid
[ ] Grant Proposal

Have you or any of your partners, divisions, or any related business units previously performed work or provided goods to any State Agency/Department in the current or last fiscal year?
[ ] Yes [X] No

If yes, identify below the State Agency/Department that received the goods or services, the type(s) of goods or services previously provided, and the amount received far the provision of such goods or services.

STATE AGENCY/DEPARTMENT   TYPES OF GOODS/SERVICES   AMOUNT RECIEVED
-----------------------   -----------------------   ---------------


Have you or any of your partners, divisions, or any related business units previously applied and received any grants from any State Agency/Department in the current or last fiscal year?
[ ] Yes [X] No

If yes, identify the State Agency/Department that awarded the grant, the date such grant was awarded, and the amount of the grant.

STATE AGENCY/DEPARTMENT   DATE GRANT AWARDED   AMOUNT OF GRANT
-----------------------   ------------------   ---------------


1. List below the name(s) and address(es) of all public officials/public employees with whom you, members of your immediate family, or any of your employees have a family relationship and who may directly personally benefit financially from the proposed transaction. Identify the State Department/Agency for which the public officials/public employees work. (Attach additional sheets if necessary.)

NAME OF PUBLIC OFFICAL/EMPLOYEE   ADDRESS   STATE AGENCY/DEPARTMENT
-------------------------------   -------   -----------------------


                                      OVER

2. List below the name(s) and address(es) of all family members of public officials/public employees with whom you, members of your immediate family, or any of your employees have a family relationship and who may directly personally benefit financially from the proposed transaction. Identify the public officials/public employees and State Department/Agency for which the public officials/public employees work. (Attach additional sheets if necessary.)

    NAME                               NAME OF PUBLIC       STATE DEPARTMENT/AGENCY
FAMILY MEMBER        ADDRESS      OFFICAL/PUBLIC EMPLOYEE         WHERE EMPLOYED
-------------   ---------------   -----------------------   -------------------------
Laura Ferrell   3206 Highway 59        Jerry L. Ferrell     Department of Corrections
                Uriah AL 36480

If you identified individuals in items one and/or two above, describe in detail below the direct financial benefit to be gained by the public officials, public employees, and/or their family members as the result of the contract, proposal, request for proposal, invitation to bid, or grant proposal. (Attach additional sheets if necessary.)

Laura Ferrell has been an employee of PHS since 9/27/01. Ms. Ferrell will be overseeing the provisions of correctional healthcare services to the Alabama Department of Corrections. As an employee of PHS, Ms. Ferrell will be paid a salary and be entitled to applicable company benefits.

Describe in detail below any indirect financial benefits to be gained by any public official, public employee, and/or family members of the public official or public employee as the result of the contract, proposal, request for proposal, invitation to bid, or grant proposal. (Attach additional sheets if necessary.)

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

List below the name(s) and address(es) of all paid consultants and/or lobbyists utilized to obtain the contract, proposal, request for proposal, invitation to bid, or grant proposal:

  NAME OF PAID
CONSULTANT/LOBBYIST                             ADDRESS
-------------------                             -------
The Bloom Company, Inc.   401 Adams Avenue, Ste. 710, Montgomery, AL 36104

By signing below, I certify under oath and penalty of perjury that all statements on or attached to this form are true and correct to the best of my knowledge. I further understand that a civil penalty of ten percent (10%) of the amount of the transaction, not to exceed $10,000.00, is applied for knowingly providing incorrect or misleading information.


/s/ Jean Byassee                        12/15/03
-------------------------------------   Date
Signature


/s/ Rachelle D. Payne                   12/15/03   3/31/07
-------------------------------------   Date       Date Notary Expires
Notary's Signature

Act 2001-955 requires the disclosure statement to be completed and filed with all proposals, bids, contracts, or grant proposals to the State of Alabama in excess of $5,000.00.

                                     (STAMP)